Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on S-8 (333-147334, 333-157041, 333-164469, and 333-171981) and on Form S-3 (333-159917) of our report dated March 7, 2011, with respect to the consolidated financial statements of NovaBay Pharmaceuticals, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2010.

/S/ Odenberg, Ullakko, Muranishi & Co. LLP
San Francisco, CA
March 7, 2011